Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Incentive Compensation Plan of W&T Offshore, Inc. of our reports dated March 8, 2023, with respect to the consolidated financial statements of W&T Offshore, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of W&T Offshore, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Houston, Texas
June 21, 2023